Exhibit 10.45

BURLINGTON NORTHERN SANTA FE CORPORATION

NON-EMPLOYEE DIRECTORS’ COMPENSATION FOR 2006

Directors’ Compensation

On February 14, 2006, the Board, after review of competitive compensation levels and director responsibilities, revised certain elements of the compensation to be received by non-employee directors through fees, equity, and other programs as described below. Non-employee directors continue to receive an annual retainer fee of $60,000, paid in quarterly installments. The Chairman of the Audit Committee is paid a supplemental annual retainer fee, which was increased from $10,000 to $15,000, and each director who chairs any other Board committee is paid a supplemental annual retainer fee, which was increased from $5,000 to $10,000. In addition, for attendance at each Committee meeting or any inspection trip or similar meeting, a meeting fee of $1,000 plus expenses continues to be paid, including expenses for attendance by spouses in connection with certain meetings. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director or a committee chairman.

Burlington Northern Santa Fe Directors’ Retirement Plan

The Directors’ Retirement Plan was terminated as of July 17, 2003. The plan provided non-employee directors an annual benefit if they served as a member of the Board for ten consecutive years, attained the mandatory retirement age, or were designated by the Directors and Corporate Governance Committee as eligible for benefits. Individual participants who met the eligibility requirements of the Retirement Plan are eligible to receive annual payments for benefits accrued through July 17, 2003. The annual payment is the amount of the annual retainer for services as a Board member at the time of termination of service for those individuals who are already retired. Non-employee members of the Board who meet the eligibility requirements will receive an annual payment in the amount of $40,000 upon departure from the Board, which was the amount of the annual retainer for services as a Board member at the time the Retirement Plan was terminated. Payment ceases upon an individual’s death. Service as a member on the board of directors of one or more of BNSF’s predecessor companies counts toward the requirement of ten consecutive years of service.

An individual Board member as of July 17, 2003, who had not served as a member of the Board for a period of at least ten consecutive years as of such date and had not attained age 72 as of July 17, 2003, but who subsequently meets the eligibility requirements, will be entitled to receive a pro rata annual payment for benefits at the time of departure from the Board. See Exhibit 10.23 to this Form 10-K.

Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan

Under the Plan, each non-employee director is entitled to receive a one-time grant of 1,000 Restricted Stock Units as of the annual meeting at which he or she is first elected to the Board.

On February 14, 2006, the Board of Directors amended the Plan to reduce the number of Restricted Stock Units granted to each non-employee director elected to the Board of Directors at the 2006 annual meeting and each subsequent annual meeting, from 2,500 Restricted Stock Units to 2,100 units. As previously provided by the Plan, if an individual becomes a director on a date other than the date of the annual meeting, he or she will receive a pro rata grant of Restricted Stock Units for the portion of the one-year term following the date on which the individual becomes a director. The Restricted Stock Units will vest upon the date the director’s term of service ends by reason of retirement, death, disability, or change in control, subject to the director having served on the Board at least until the next annual meeting following election to the Board. Upon vesting, the director will receive one share of the Company’s common stock for each Restricted Stock Unit. Directors holding Restricted Stock Units do not have any rights of a shareholder but have the right to receive a cash payment in lieu of a dividend at such times and in such amounts as dividends are paid on the Company’s common stock.

Prior to 2004, the Non-Employee Directors’ Stock Plan also permitted directors by timely election to forego up to 25 percent of their annual retainer and receive a Retainer Stock Award in the form of restricted stock equal to 150 percent of the amount foregone based on the fair market value of BNSF’s common stock on the date of grant (December 31 of each calendar year), to vest three years from the date of grant, or earlier if a director left the Board by reason of retirement, death, disability, or change in control. All Retainer Stock Awards will vest by December 31, 2006. See Exhibit 10.1 to this Form 10-K.

Burlington Northern Santa Fe Deferred Compensation Plan for Directors and Burlington Northern Santa Fe 2005 Deferred Compensation Plan for Non-Employee Directors

Prior to 2005, under the Deferred Compensation Plan for Directors, non-employee directors could voluntarily defer all or a portion of the fees they would otherwise receive into a Prime Rate interest account, a Company stock-equivalent (phantom stock) account or other investment option established under the plan’s terms, which now includes an S&P 500 index fund and a long-term capital appreciation stock fund. Participants receive subsequent distributions from the Company in amounts determined by reference to the investment options chosen. Distributions will be made in cash in either annual installments or as a lump sum after a director’s departure from the Board. Participation in this plan is frozen, and no new contributions may be made under the plan after December 31, 2004. See Exhibit 10.3 to this Form 10-K.

On April 21, 2005, the Board established the 2005 Deferred Compensation Plan for Non-Employee Directors, which has substantially the same provisions and investment options as did the Deferred Compensation Plan for Directors, but with additional provisions which comply with Section 409A of the Internal Revenue Code. See Exhibit 10.40 to this Form 10-K.